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                                                                     EXHIBIT 4.1


                                  GLIATECH INC.

                            23420 COMMERCE PARK ROAD

                                 CLEVELAND, OHIO

                                  May 29, 2000

American Stock Transfer & Trust Company
40 Wall Street
New York, New York 10005
Attention:    Barry Rosenthal

                     Re: Amendment No. 2 to Rights Agreement
                         -----------------------------------

Ladies and Gentlemen:

         Pursuant to Section 27 of the Rights Agreement (the "Rights Agreement"), dated as of July 1, 1997, as amended November 17, 1999, between Gliatech Inc. (the "Company") and American Stock Transfer & Trust Company, as rights agent, the Company, by resolution adopted by its Directors, hereby amends the Rights Agreement as follows:

         1. Section 1(j) of the Rights Agreement is hereby amended and restated in its entirety as follows:

         (j) "Expiration Date" means the earliest of (i) the Close of Business on the Final Expiration Date, (ii) the time at which the Rights are redeemed as provided in Section 23, (iii) the time at which all exercisable Rights are exchanged as provided in Section 24, and (iv) immediately prior to the Effective Time (as defined in the Merger Agreement."

         2. Section 1(a) of the Rights Agreement is hereby amended by adding the following new Section 1(ff) at the end of such Section:

         (ff) "Merger Agreement" means the Agreement and Plan of Merger, dated as of May 29, 2000, among the Company, St. John Development Corp., a Delaware corporation ("Merger Co.") and Guilford Pharmaceuticals Inc., a Delaware corporation ("Acquiror").

         3. Section 1 of the Rights Agreement is hereby amended by adding the following new paragraph at the end of that Section:

                           Notwithstanding anything in this Agreement to the
                  contrary, none of Acquiror, Merger Co., any of their Affiliates or Associates or any of their permitted assignees or transferees shall be deemed an Acquiring Person and none




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American Stock Transfer & Trust Company
May 29, 2000
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                  of a Distribution Date, a Share Acquisition Date, or a
                  Triggering Event shall be deemed to occur or to have occurred, and that the Rights will not become separable, distributable, unredeemable or exercisable, in each such case, by reason or as a result of the approval, execution or delivery of the Merger Agreement (as defined in the Merger Agreement), the consummation of the Merger (as defined in the Merger Agreement) or the consummation of the other transactions contemplated by the Merger Agreement, including, without limitation, the execution of a Stockholder Agreement in favor of the Acquiror by each of the directors and certain officers of the Company.

         4. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment No. 2 to the Rights Agreement, but shall remain in full force and effect.

         5. Capitalized terms used without other definitions in this Amendment No. 2 to the Rights Agreement shall be used as defined in the Rights Agreement.

         6. This Amendment No. 2 to the Rights Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes will be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

         7. This Amendment No. 2 to the Rights Agreement may be executed in any number of counterparts and each such counterpart shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         8. This Amendment No. 2 to the Rights Agreement shall be effective as of, and immediately prior to, the execution and delivery of the Merger Agreement, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

         9. Exhibits B and C to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment No. 2 to the Rights Agreement.


                                        Very truly yours,


                                        Gliatech Inc.


                                        By:  /s/ Rodney E. Dausch
                                           ----------------------------------
                                            Name: Rodney E. Dausch
                                                 ----------------------------
                                            Title: Executive V.P. and CFO
                                                  ---------------------------



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American Stock Transfer & Trust Company
May 29, 2000
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Accepted and agreed to as of the
effective time specified above:

American Stock Transfer & Trust Company

By: /s/ Herbert J. Lemmer
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   Name: Herbert J. Lemmer
        --------------------------
   Title: Vice President
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